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EXHIBIT 23.1

      CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Allied Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-72053, No. 333-51104, No. 333-62440, No. 333-91942, and No. 333-107455) on
Form S-8 of Allied Holdings, Inc. of our report dated April 15, 2005, with respect to the consolidated balance sheets of Allied Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the Allied Holdings, Inc. 2004 Annual Report on Form 10-K.

/s/ KPMG LLP

Atlanta, Georgia
April 15, 2005